Exhibit 99.1

ANNUAL SERVICER’S CERTIFICATE

CHASE MANHATTAN BANK USA, NATIONAL ASSOCIATION

(FORMERLY BANK ONE, DELAWARE, NATIONAL ASSOCIATION)

WACHOVIA CREDIT CARD MASTER TRUST

The undersigned, a duly authorized representatives of Chase Manhattan Bank USA, National Association (“the “Bank”), pursuant to the Amended and Restated Pooling and Servicing Agreement, dated as of June 4, 1999, by and between The First National Bank of Atlanta (“FNB Atlanta”), as Transferor and Servicer, and The Bank of New York (Delaware), as Trustee (the “Trustee”), for the Wachovia Credit Card Master Trust, as amended, supplemented and assumed by (i) the Assumption Agreement, dated as of July 27, 2001, by and among The First National Bank of Atlanta d/b/a Wachovia Bank Card Service, Bank One, Delaware, National Association (“Bank One”) (formerly First USA Bank, National Association), as successor transferor and servicer, and the Trustee, (ii) the First Amendment to the Amended and Restated Pooling and Servicing Agreement, dated as of March 27, 2002, by and between the Bank One, as transferor and servicer, and the Trustee, (iii) the Second Amendment to the Amended and Restated Pooling and Servicing Agreement, dated as of September 30, 2004 by and between the Bank One, as transferor and servicer, and the Trustee, and (iv) the Assumption Agreement (the “Agreement”), dated as of October 1, 2004, by the Bank, as successor to Bank One, in favor of and for the benefit of the Trustee (as so amended, supplemented and assumed, the “Pooling and Servicing Agreement”) do hereby certify that:

1.	The Bank is the Servicer under the Pooling and Servicing Agreement.

2.	The undersigned are duly authorized pursuant to the Pooling and Servicing Agreement to execute and deliver this Certificate to the Trustee.

3.	This certificate is delivered pursuant to Section 3.5 of the Pooling and Servicing Agreement.

4.	A review of the activities of the Servicer during the period November 1, 2003 to October 31, 2004 was conducted under our supervision.

5.	Based on such review, the Servicer has, to the best of the knowledge, fully performed all its obligations under the Pooling and Servicing Agreement throughout such period and no default in the performance of such obligations has occurred or is continuing except as set forth in paragraph 6 below:

6.	The following is a description of each default in the performance of the Servicer’s obligations under the provisions of the Pooling and Servicing Agreement, including each Supplement, known to the undersigned to have been made during such period, which sets forth in detail (i) the nature of each such default, (ii) the action taken by the Servicer, if any, to remedy each such default and (iii) the current status of each such default: NONE

IN WITNESS WHEREOF, the undersigned has duly executed this certificate this 22nd day of December 2004.

CHASE MANHATTAN BANK USA, NATIONAL ASSOCIATION

By:	/s/ David A. Penkrot		By:	/s/ Patricia M. Garvey
	Name:	David A. Penkrot		Name:	Patricia M. Garvey
	Title:	Senior Vice President		Title:	Vice President